Exhibit 5.1

[WACHTELL, LIPTON, ROSEN & KATZ]

                December 20, 2011

TripAdvisor, Inc.

141 Needham Street

Newton, MA 02464

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File Nos. 333-175828 and 333-175828-01)

We have acted as special counsel to TripAdvisor, Inc., a Delaware corporation (“TripAdvisor” or the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 on Form S-8 (as amended, the “Registration Statement”) to the Registration Statement on Form S-4 (File Nos. 333-175828 and 333-175828-01) (as amended, the “Registration Statement on Form S-4”) relating to a total of 17,500,000 shares of the Company’s common stock, of which 17,400,000 shares are issuable upon exercise of stock options or otherwise in connection with grants of equity-based awards under the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan (7,400,000 of which shares were originally registered on the Registration Statement on Form S-4, and 10,000,000 of which shares are first registered on the Registration Statement), and 100,000 shares of the Company’s common stock are issuable under the TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors (together, the “Securities”), to be issued in connection with the separation of Expedia, Inc. (“Expedia”) and TripAdvisor into two publicly-traded companies and the spin-off of TripAdvisor to Expedia stockholders by way of a reclassification of the capital stock of Expedia (the “Spin-Off”).

In rendering this opinion, we have examined such corporate records and other documents (including the Registration Statement and the Company’s charter and bylaws as currently in effect and amendments thereto as contemplated to be in effect at the time of the Spin-Off), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement and the filing and effectiveness in the forms reviewed by us as described above of the amendments to the Company’s charter, the Securities will be legally issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement on Form S-4 and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz